Exhibit 99

NEWS RELEASE                 FOR IMMEDIATE RELEASE

KMS INDUSTRIES, INC.         CONTACT: Terence C. Liddy
P.O. Box 1778                         (313) 769-8500
Ann Arbor, MI 48106-1778

                       June 28, 1996

KMS ANNOUNCES THAT UNITED STATES COURT OF
FEDERAL CLAIMS HAS DENIED ITS CLAIM AGAINST THE
UNITED STATES DEPARTMENT OF ENERGY FOR
BREACH OF CONTRACT


In a decision handed down this week, the United States
Court of Federal Claims held that KMS failed to prove that the United States Department of Energy (DOE) breached the contract between the parties when, at the end of 1991, DOE refused to extend the subject contract to cover the completion of close-out work at the KMS facility in Ann
Arbor, Michigan. Accordingly, the Court entered judgment against KMS and dismissed the Company's complaint.

Mr. Patrick B. Long, Chairman and CEO of KMS expressed his disappointment in the Court's decision and stated that the Company would review all of its options, including appeal.

A second lawsuit, seeking to recover Three Million One Hundred Sixty Nine Thousand Dollars of unreimbursed indirect costs from DOE for the calendar years 1987 through 1991, has been filed by KMS and is pending before the same Judge. DOE has also filed a claim against KMS in connection with the subject matter of this second lawsuit in the amount of Five Million Eight Hundred Thousand Dollars. KMS believes the DOE claim is without merit.

Per the terms of a 1993 partial settlement agreement between the parties, DOE has the right to make a Two
Million Dollar set-off against any awards that might be granted by the Court in connection with the subject contract. Accordingly, any recovery by KMS against DOE in either or both of the two lawsuits, would be subject to this set-off.


For further information, please contact Mr. Terence C. Liddy,
President.